Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102425

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JANUARY 17, 2003)

$641,510,000
ALLERGAN, INC.

ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2022
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

          This Prospectus Supplement No. 1 supplements and amends the Prospectus dated January 17, 2003, (as amended, the “Prospectus”), relating to the resale from time to time by holders of our Zero Coupon Convertible Senior Notes Due 2022 and shares of our common stock issuable upon the conversion of the Notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

          The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus:

	PRINCIPAL
	AMOUNT OF
	NOTES
	BENEFICIALLY		COMMON	COMMON
	OWNED AND	PERCENTAGE	STOCK OWNED	STOCK
	OFFERED HEREBY	OF NOTES	PRIOR TO THE	OFFERED
NAME	(1)	OUTSTANDING	OFFERING	HEREBY (1)

AM Investment D Fund I, LP	$3,600,000	*		41,076
AM Investment D Fund, Ltd.	19,500,000	3.04%		222,495
Amerisure Mutual Insurance Company	240,000	*		2,738
BBT Fund, L.P.	12,000,000	1.87%		136,920
Chrysler Corporation Master Retirement Fund	6,960,000	1.08%		79,413
Concentrated Alpha Partners, L.P.	6,000,000	*		68,460
DBAG London	15,500,000	2.42%		176,855
Delta Air Lines Master Trust (c/o Oak Tree Capital Management, LLC)	1,630,000	*		18,598
Delta Pilots D & S Trust (c/o Oak Tree Capital Management, LLC)	960,000	*		10,953
Deutsche Bank Securities Inc.	39,667,000	6.18%		452,600
Innovest Finanzdienstle	1,400,000	*		15,974
Lyxor/AM Investment Fund, Ltd.	3,000,000	*		34,230
Medamerica Insurance Company	1,200,000	*		13,692
Medamerica Insurance Company of N.Y	200,000	*		2,282
Merrill Lynch Pierce Fenner & Smith Inc.	15,750,000	2.46%		179,707
Met Investors Bond Debenture Fund	1,000,000	*		11,410
Microsoft Corporation	2,635,000	*		30,065
Motion Picture Industry Health Plan – Active Member Fund	475,000	*		5,419
Motion Picture Industry Health Plan – Retiree Member Fund	295,000	*		3,365
NACM Investment Grade Convertible Fund	10,000	*		114
NMS Services (Cayman) Inc.	10,000,000	1.56%		114,100

	PRINCIPAL
	AMOUNT OF
	NOTES
	BENEFICIALLY		COMMON	COMMON
	OWNED AND	PERCENTAGE	STOCK OWNED	STOCK
	OFFERED HEREBY	OF NOTES	PRIOR TO THE	OFFERED
NAME	(1)	OUTSTANDING	OFFERING	HEREBY (1)

OCM Convertible Trust	4,730,000	*		53,969
Partner Reinsurance Company Ltd.	1,525,000	*		17,400
Qwest Occupational Health Trust	550,000	*		6,275
Radian Asset Guaranty	1,750,000	*		19,967
Radian Guaranty	2,150,000	*		24,531
S.A.C. Capital Associates, LLC	5,000,000	*		57,050
State Employees’ Retirement Fund of the State of Delaware	2,020,000	*		23,048
Vanguard Convertible Securities Fund, Inc.	9,720,000	1.52%		110,905

*Less than one percent.

(1)  The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes. Information concerning other Selling Securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes.

          INVESTING IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 24, 2003.